Exhibit 4.2

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE, effective as of December 9, 2011, by and among PETROBRAS INTERNATIONAL FINANCE COMPANY, an exempted company incorporated with limited liability under the laws of the Cayman Islands, having its principal office at 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands (the “Company”), PETRÓLEO BRASILEIRO S.A. – Petrobras, a mixed capital company (sociedade de economia mista) organized under the laws of Brazil, having its principal office at Avenida República do Chile, 65, 20035-900 Rio de Janeiro – RJ, Brazil (“Petrobras”), THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee hereunder (the “Trustee”), THE BANK OF NEW YORK MELLON, LONDON BRANCH, as principal paying agent hereunder (the “Principal Paying Agent”) and THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as Luxembourg Paying Agent (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee previously have entered into an indenture, dated as of December 15, 2006 (the “Original Indenture”), as supplemented by this Eighth Supplemental Indenture, dated as of December 9, 2011 (the “Eighth Supplemental Indenture”, and together with the Original Indenture and any further supplements thereto, the “Indenture”) providing for the issuance from time to time of debt securities and debt warrants of the Company to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 9.01 of the Original Indenture provides that, subsequent to the execution of the Original Indenture and subject to satisfaction of certain conditions, the Company and the Trustee may enter into one or more indentures supplemental to the Original Indenture to add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities (as defined in the Original Indenture);

WHEREAS, on the date hereof the Company intends to issue pursuant to its Registration Statement on Form F-3 (File No. 333-163665-01) (the “Registration Statement”), dated December 11, 2009, the Prospectus Supplement dated December 1, 2011 and related Base Prospectus dated December 11, 2009 (collectively, the “Offering Document”) and the Indenture, €1,250,000,000 of its 4.875% Global Notes due March 7, 2018, in the form attached as Exhibit A hereto (the “Notes”), having the terms and conditions contemplated in the Offering Document as provided for in the Original Indenture, as supplemented by this Eighth Supplemental Indenture;

WHEREAS, as contemplated in the Offering Document, Petrobras and the Trustee intend, in connection with the issuance of the Notes, to enter into a guaranty, dated as of the date hereof in the form attached as Exhibit B hereto (the “Guaranty”), to provide for an unconditional and irrevocable guaranty of the Notes by Petrobras;

WHEREAS, the Trustee has provided to the Company and Petrobras Statements of Eligibility under the Trust Indenture Act of 1939, as amended, with respect to each of the Companies which have been filed as exhibits to the Registration Statement;

WHEREAS, the Company and Petrobras confirm that any and all conditions and requirements necessary to make this Eighth Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery of this Eighth Supplemental Indenture has been in all respects duly authorized;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Trustee is authorized to execute and deliver this Eighth Supplemental Indenture; and

WHEREAS, the Company and Petrobras have requested that the Trustee execute and deliver this Eighth Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, Petrobras, the Trustee, the Principal Paying Agent and the Luxembourg Paying Agent hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Eighth Supplemental Indenture.

Section 1.02. Additional Definitions. (a) For the benefit of the Holders of the Notes, Section 1.01 of the Original Indenture shall be amended by adding the following new definitions:

“Bund Rate” means, as of any Redemption Date, the rate per annum equal to the yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Business Day” means each Target System Day. With respect to notes in certificated form, the reference to Business Day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

“Closing Date” means December 9, 2011.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by the Independent German Bund Investment Banker as having a fixed maturity most nearly equal to the remaining term of the series of Notes to be redeemed and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to the remaining term of the Notes to be redeemed; provided, however, that, if the remaining term of the Notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the Notes to be redeemed is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Independent German Bund Investment Bank obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Default Rate” has the meaning set forth in Section 2.01(f) herein.

“Denomination Currency” has the meaning set forth in Section 2.03(c) herein.

“euro” means the euro or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts.

“Euro Make Whole Amount” has the meaning set forth in Section 2.01(l) herein.

“Independent German Bund Investment Banker” means one of the Reference German Bund Dealers appointed by the Company.

“Interest Period” means the period beginning on an Interest Payment Date and ending on the day before the next Interest Payment Date, except that the first Interest Period shall be the period beginning on the Closing Date and ending on the day before the next Interest Payment Date.

“Judgment Currency” has the meaning set forth in Section 2.03(c) herein.

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset, including, without limitation, any equivalent created or arising under applicable law.

“Luxembourg Paying Agent” means a paying agent with respect to the Notes located in Luxembourg that is selected by the Company, which shall initially be The Bank of New York Mellon (Luxembourg) S.A..

“Material Subsidiary” means, as to any Person, any Subsidiary of such Person which, on any given date of determination, accounts for more than 10% of Petrobras’ total consolidated assets, as such total assets are set forth on the most recent consolidated financial statements of Petrobras prepared in accordance with U.S. GAAP (or if Petrobras does not prepare financial statements in U.S. GAAP, consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board (“IASB”)).

“Offering Document” shall have the meaning set forth in the recitals to this Eighth Supplemental Indenture.

“Payment Account” has the meaning set forth in Section 2.01(h) herein.

“Permitted Lien” means a:

(a) Lien arising by operation of law, such as merchants’, maritime or other similar Liens arising in the Company’s ordinary course of business or that of any Subsidiary or Lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(b) Lien arising from the Company’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with the Company’s past practice;

(c) Lien arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which such Indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(d) Lien granted upon or with respect to any assets hereafter acquired by the Company or any Subsidiary to secure the acquisition costs of such assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such assets, including any Lien existing at the time of the acquisition of such assets as long as the maximum amount so secured shall not exceed the aggregate acquisition costs of all such assets or the aggregate Indebtedness incurred solely for the acquisition of such assets, as the case may be;

(e) Lien granted in connection with the Indebtedness of a Wholly-Owned Subsidiary owing to the Company or another Wholly-Owned Subsidiary;

(f) Lien existing on any asset or on any stock of any Subsidiary prior to the acquisition thereof by the Company or any Subsidiary as long as such Lien is not created in anticipation of such acquisition;

(g) Lien existing as of the date of this Eighth Supplemental Indenture;

(h) Lien resulting from the Indenture or the Guaranty;

(i) Lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by the Company, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any Rating Agency as a condition to such Rating Agency rating such securities investment grade or as is otherwise consistent with market conditions at such time, as such conditions are satisfactorily demonstrated to the Trustee;

(j) Lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Lien referred to in paragraphs (a) through (i) above (but not paragraph (c)), provided that such Lien does not extend to any other property, the principal amount of the Indebtedness secured by such Lien is not increased, and in the case of paragraphs (a), (b) and (f) the obligees meet the requirements of such paragraphs; and

(k) Lien in respect of Indebtedness the principal amount of which in the aggregate, together with all Liens not otherwise qualifying as the Company’s Permitted Liens pursuant to clauses (a) through (j) of this definition, does not exceed 15% of the Company’s consolidated total assets (as determined in accordance with Reporting GAAP) at any date as at which the Company’s balance sheet is prepared and published in accordance with applicable Law.

“Principal Paying Agent” means a paying agent with respect to the Notes located in London, England, which shall initially be The Bank of New York Mellon, London Branch.

“Reference German Bund Dealer” means each of Banco Santander S.A. and Deutsche Bank AG, London branch, or their affiliates, which are dealers of German Bundesanleihe securities and two other leading dealers of German Bundesanleihe securities reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, the Company will substitute therefor another dealer of German Bundesanleihe securities.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Independent German Bund Investment Banker of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent German Bund Investment Bank by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the Redemption Date.

“Regular Record Date” means one Business Day prior to any Interest Payment Date.

“Reporting GAAP” means (i) generally accepted accounting principles in effect in the United States of America applied on a basis consistent with the principles, methods, procedures and practices in effect from time to time or (ii) IFRS as adopted by the IASB as from the date the Guarantor adopts IFRS as its primary reporting or accounting standard in its reports filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

“Target System Day” is any day in which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market.

ARTICLE 2

TERMS OF THE NOTES

Section 2.01. General. In accordance with Section 3.01 of the Original Indenture, the following terms relating to the Notes are hereby established:

(a) Title: The Notes shall constitute a series of Securities having the title “4.875% Global Notes due 2018”.

(b) Aggregate Amount: The aggregate principal amount of the Notes that may be initially authenticated and delivered under this Eighth Supplemental Indenture shall be €1,250,000,000. As provided in the Original Indenture, the Company may, from time to time, without the consent of the Holders of Notes, issue Add On Notes having identical terms (including ISIN and other relevant identifying characteristics as the Notes), so long as, on the date of issuance of such Add On Notes: (i) no Default or Event of Default shall have occurred and then be continuing, or shall occur as a result of the issuance of such Add On Notes, (ii) such Add On Notes shall rank pari passu with the Notes and shall have identical terms, conditions and benefits as the Notes and be part of the same series as the Notes, (iii) the Company and the Trustee shall have executed and delivered a further supplemental indenture to the Indenture providing for the issuance of such Add On Notes and reflecting such amendments to the Indenture as may be required to reflect the increase in the aggregate principal amount of the Notes resulting from the issuance of the Add On Notes, (iv) Petrobras shall have executed and delivered and the Trustee shall have acknowledged an amended Guaranty reflecting the increase in the aggregate principal amount of the Notes resulting from the issuance of the Add On Notes and (v) the Trustee shall have received all such opinions and other documents as it shall have requested, including an Opinion of Counsel stating that such Add On Notes are authorized and permitted by the Indenture and all conditions precedent to the issuance of such Add On Notes have been complied with by the Company and Petrobras. All Add On Notes issued hereunder will, when issued, be considered Notes for all purposes hereunder and will be subject to and take the benefit of all of the terms, conditions and provisions of this Indenture.

(c) Ranking: The Notes (including any Add On Notes) shall be general senior unsecured and unsubordinated obligations of the Company and shall at all times rank pari passu among themselves and at least equal in right of payment with all of the Company’s other present and future unsecured and unsubordinated obligations from time to time outstanding that are not, by their terms, expressly subordinated in right of payment to the Notes (other than obligations preferred by statute or by operation of law).

(d) Maturity: The entire outstanding principal of the Notes shall be payable in a single installment on March 7, 2018 (the “Stated Maturity”). No payments in respect of the principal of the Notes shall be paid prior to the Stated Maturity except in the case of the occurrence of an Event of Default and acceleration of the aggregate outstanding principal amount of the Notes, upon redemption prior to the Stated Maturity pursuant to Section 11.08 of the Original Indenture or pursuant to 2.01(l) and (m) hereof.

(e) Interest: Interest shall accrue on the Notes at the rate of 4.875% per annum until all required amounts due in respect of the Notes have been paid. All interest shall be paid by the Company to the Principal Paying Agent and distributed by the Principal Paying Agent in accordance with this Indenture annually in arrears on March 7 of each year during which any portion of the Notes shall be Outstanding (each, an “Interest Payment Date”), commencing on March 7, 2012, and will initially accrue from the date of issuance and thereafter from the last Interest Payment Date to which interest has been paid. Interest shall be paid to the Person in whose name a Note is registered at the close of business on the preceding Regular Record Date (which shall mean, with respect to any payment to be made on an Interest Payment Date, the Business Day preceding the relevant Interest Payment Date). Where interest is required to be calculated in respect of a period which is equal to or shorter than an Interest Period, it shall be calculated on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed in the relevant period, from and including the date from which interest begins to accrue to but excluding the date on which it falls due, divided by the actual number of calendar days in the Interest Period in which the relevant period falls (including the first such calendar day but excluding the last). As provided in the Original Indenture, (i) payment of principal and interest and other amounts on the Notes will be made at the Corporate Trust Office of the Principal Paying Agent in London, or such other paying agent office in London as the Company appoints, in the form provided for in Section 10.08 of the Original Indenture, (ii) all such payments to the Principal Paying Agent shall be made by the Company by depositing immediately available funds in euros by 12:00PM (London time) one Business Day prior to the relevant Interest Payment Date to the Payment Account and (iii) so long as any of the Notes remain Outstanding, the Company shall maintain a paying agent in London.

(f) Default Rate: Upon the occurrence and during the continuation of an Event of Default, (i) interest on the outstanding principal amount of the Notes shall accrue on the Notes at a rate equal to 0.5% per annum above the interest rate on the Notes at that time (the “Default Rate”) and (ii) to the fullest extent permitted by law, interest shall accrue on the amount of any interest, fee, Additional Amounts, or other amount payable under the Indenture and the Notes that is not paid when due, from the date such amount was due until such amount shall be paid in full, excluding the date of such payment, at the Default Rate.

(g) Payment Account: On the Closing Date, the Trustee shall establish (and shall promptly notify the Company of the establishment of such account, including the relevant account numbers and other relevant identifying details) and, until the Notes and all accounts due in respect thereof have been paid in full, the Trustee shall maintain the special purpose non-interest bearing trust account established pursuant to this Eighth Supplemental Indenture (the “Payment Account”) into which all payments required to be made by the Company under or with respect to the Notes shall be deposited. The Company agrees that the Payment Account shall be maintained in the name of the Trustee and under its sole dominion and control (acting on behalf of the Holders of the Notes) and used solely to make payments of principal, interest and other amounts from time to time due and owing on, or with respect to, the Notes. No funds contained in the Payment Account shall be used for any other purpose or in any manner not expressly provided for herein nor shall the Company or any other Person have an interest therein or amounts on deposit therein. All amounts on deposit in the Payment Account on any Interest Payment Date after the Trustee has paid all amounts due and owing to the holders of the Notes as of such Interest Payment Date shall be retained in the Payment Account and used by the Trustee to pay any amounts due and owing to the Holders of the Notes on the next succeeding Interest Payment Date.

(h) Form and Denomination: The Notes shall be issuable in whole in the registered form of one or more Global Notes (without coupons), in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, and shall be transferable in integral multiples of €100,000 and integral multiples of €1,000 in excess thereof and the Depository for such Global Notes shall be The Bank of New York Depositary (Nominees) Limited, as common depositary for Clearstream and Euroclear.

(i) Guaranty: The Notes shall have the benefit of the Guaranty in the manner provided in Article 3 of this Eighth Supplemental Indenture.

(j) Rating: The Notes can be issued without the requirement that they have any rating from a nationally recognized statistical rating organization.

(k) Optional Early Redemption. The Notes are subject to redemption at the Company’s option before the Stated Maturity in whole or in part, upon not less than 30 but no more than 60 days’ notice, at a Redemption Price equal to the greater of (A) 100% of the principal amount of such Notes and (B) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on an annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Bund Rate plus 55 basis points (the “Euro Make Whole Amount”), plus in each case, accrued interest on the principal amount of such Notes to (but not including) the date of redemption.

(l) Early Redemption Solely for Tax Reasons. Pursuant to Section 11.08 of the Original Indenture, the Notes may be redeemed at the option of the Company, in whole but not in part, at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if as a result of any change in or amendment to the laws or regulations or ruling promulgated thereunder of the jurisdiction in which the Company is incorporated (or, in the case of a successor Person to the Company, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application of or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after the date hereof (or in the case of a successor Person to the Company, the date on which such successor Person became such pursuant to Section 8.01 and 8.02 of the Original Indenture), the Company would be required to pay Additional Amounts pursuant to Section 10.10 of the Original Indenture. For purposes of Section 11.08 of the Original Indenture, the reincorporation of the Company shall be treated as the adoption of a successor entity, provided, however, that redemption under Section 11.08 of the Original Indenture shall not be available if the reincorporation was performed in anticipation of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties of such new jurisdiction of incorporation that would result in an obligation to pay Additional Amounts.

(m) Conversion: The Notes will not be convertible into, or exchangeable for, any other securities.

(n) Determination of Notes Outstanding. For the purposes of the definition of “Outstanding” in Section 1.01 of the Original Indenture only, the U.S. dollar equivalent of the principal amount of Notes issued on the Closing Date shall be determined by converting such principal amount of Notes into U.S. dollars at the cross exchange rate of 0.7493, the cross exchange rate for the purchase of U.S. dollars on December 8, 2011 as published in Bloomberg in the “Currency” section.

(o) Luxembourg Stock Exchange Listing. The Company shall maintain a Luxembourg Paying Agent if and for so long as the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF market of the Luxembourg Stock Exchange and for so long as the Luxembourg Stock Exchange so requires. The Company may vary such appointment and will notify the Luxembourg Stock Exchange of such change of appointment. For so long as any Notes are represented by Global Notes, all notices to holders of the Notes will be delivered to Euroclear and Clearstream in accordance with their applicable policies as in effect from time to time. In addition, if and for so long as the Notes are listed on the official list of the Luxembourg Stock Exchange and trading on the Euro MTF market of the Luxembourg Stock Exchange, and the rules of the stock exchange so require, the Company shall publish notices with respect to the Notes on the website of the Luxembourg Stock Exchange. Such notices will be deemed to have been given on the date of such publication.

Section 2.02. Amendments to Article Five Relating to Events of Default. (a) Restated Events of Default: As it applies to the Notes, Section 5.01 of the Original Indenture shall be amended to read in its entirety as follows:

“Section 5.01 Events of Default

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

1. The Company shall fail to make any payment in respect of principal on any of the Notes whether on the Stated Maturity, upon redemption or prior to the Maturity or otherwise in accordance with the terms of the Notes and this Indenture, non-payment of which shall continue for a period of three calendar days and the Trustee shall not have otherwise received such amounts from Petrobras under the Guaranty, or otherwise by the end of such three calendar day period;

2. The Company shall fail to make any payment in respect of any interest or other amounts due on or with respect to the Notes (including Additional Amounts, if any) in accordance with the terms of the Notes and this Indenture, non-payment of which shall continue for a period of 30 calendar days and the Trustee shall not have otherwise received such amounts from Petrobras under the Guaranty, or otherwise by the end of such 30 calendar day period;

3. The Company or Petrobras shall fail to perform, or breach, any term, covenant, agreement or obligation contained in this Indenture or the Guaranty and such failure (other than any failure to make any payment under the Guaranty, for which there is no cure) is either incapable of remedy or continues for a period of 60 calendar days (inclusive of any time frame contained in any such term, covenant, agreement or obligation for compliance thereunder) after there has been received by the Company or Petrobras from the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

4. The maturity of any Indebtedness of the Company, Petrobras or any Material Subsidiary in a total aggregate principal amount of U.S.$150,000,000 (or its equivalent in another currency), or more is accelerated in accordance with the terms of that Indebtedness, it being understood that prepayment or redemption by the Company, Petrobras or the relevant Material Subsidiary of any Indebtedness is not acceleration for this purpose;

5. One or more final and non-appealable judgments or final decrees is entered against the Company, Petrobras or any Material Subsidiary thereof involving in the aggregate a liability (not theretofore paid or covered by insurance) of U.S.$150,000,000 (or its equivalent in another currency) or more, and all such judgments or final decrees shall not have been vacated, discharged or stayed within 120 calendar days after the rendering thereof;

6. The Company, Petrobras or any Material Subsidiary thereof stops payment of, or is generally unable to pay, its debts as and when they become due except (i) as is otherwise expressly provided under this Indenture or the Guaranty, or (ii) in the case of a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer, the terms of which shall have been approved by a resolution of a meeting of the Holders;

7. Proceedings are initiated against the Company, Petrobras or any Material Subsidiary thereof under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, and any such proceeding is not dismissed or stayed within 90 days after the entering of such proceeding, or an administrator, receiver, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official) is appointed to take possession or control of, or a distress, execution, attachment or sequestration or other process is levied, enforced upon, sued out or put in force against, all or any material part of the undertaking, property, assets or revenues of the Company, Petrobras or any Material Subsidiary thereof and is not discharged or removed within 90 days;

8. The Company, Petrobras or any Material Subsidiary thereof commences voluntarily or consents to judicial, administrative or other proceedings relating to it under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, or makes or enters into any composition, concordata or other similar arrangement with its creditors, or appoints or applies for the appointment of an administrator, receiver, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official) to take possession or control of the whole or any material part of its undertaking, property, assets or revenues, or takes any judicial, administrative or other similar proceeding under any law for a readjustment or deferment of its Indebtedness or any part of it;

9. An effective resolution is passed for, or any authorized action is taken by any court of competent jurisdiction, directing the winding-up, dissolution or liquidation of the Company, Petrobras or any Material Subsidiary thereof (other than in any of the circumstances referred to as exceptions in paragraph (6) above);

10. Any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as any of the events referred to in any of paragraphs (6), (7), (8) or (9) of this Section 5.01;

11. This Indenture, the Notes, the Guaranty or any part thereof shall cease to be in full force and effect or binding and enforceable against the Company or Petrobras, it becomes unlawful for the Company or Petrobras to perform any material obligation under this Indenture, the Notes or the Guaranty, or the Company or Petrobras shall contest the enforceability of this Indenture, the Notes or the Guaranty or deny that it has liability under this Indenture, the Notes or the Guaranty;

12. Petrobras fails to retain at least 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in the Company.”

Section 2.03. Amendments to Article 10 Relating to Covenants.

(a) Statement of Officers as to Default and Notices of Events of Default: As it applies to the Notes, Section 10.05 of the Original Indenture shall be amended by deleting the second sentence in its entirety and replacing it with the following:

“Within 30 calendar days (or promptly with respect to Events of Default pursuant to Sections 5.01(4), 5.01(5), 5.01(6), 5.01(7), 5.01(8), 5.01(9) and 5.01(10) hereunder and in any event no later than 30 calendar days) after the Company becomes aware or should reasonably become aware of the occurrence of an Event of Default pursuant to Section 5.01 hereunder, the Company shall provide notice to the Trustee of such occurrence, accompanied by an Officer’s Certificate of the Company setting forth the details thereof.”

(b) Maintenance of Corporate Existence: As it applies to the Notes, Section 10.02 of the Original Indenture shall be replaced with the following:

“The Company will (i) maintain in effect its corporate existence and all registrations necessary therefor except as otherwise permitted by Article VIII and (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided, however, that this Section 10.02 shall not require the Company to maintain any such right, privilege, title to property or franchise, if the Company’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, and that the loss thereof is not disadvantageous in any material respect to the Holders.”

(c) Additional Covenants Applicable to the Notes: As it applies to the Notes, Article 10 of the Original Indenture shall be amended to include the following:

“Section 10.11 Use of Proceeds.

The Company will use the proceeds from the offer and sale of the Notes after the deduction of any commissions principally for general corporate purposes and to finance Petrobras’ planned capital expenditure under its 2011-2015 Business Plan while maintaining an adequate capital structure and staying within Petrobras’ targeted financial leverage ratios in accordance with its 2011-2015 Business Plan.

Section 10.12 Negative Pledge

So long as any Note remains Outstanding, the Company will not create or permit any Lien, other than a Permitted Lien, on any of the Company’s assets to secure (a) any of the Company’s Indebtedness or (b) the Indebtedness of any other Person, unless the Company contemporaneously creates or permits such Lien to secure equally and ratably the Company’s obligations under the Notes and this Indenture or the Company provides such other security for the Notes as is duly approved by a resolution of the Holders of the Notes in accordance with this Indenture. In addition, the Company will not allow any of the Company’s Material Subsidiaries to create or permit any Lien, other than a Permitted Lien, on any of its assets to secure (a) any of the Company’s Indebtedness, (b) any of its own Indebtedness or (c) the Indebtedness of any other Person, unless it contemporaneously creates or permits the Lien to secure equally and ratably the Company’s obligations under the Notes and this Indenture or the Company provides such other security for the Notes as is duly approved by a resolution of the Holders of the Notes in accordance with the Indenture.

Section 10.13 Currency Rate Indemnity. (a) The Company shall (to the extent lawful) indemnify the Trustee and the Holders of the Notes and keep them indemnified against:

(i) in the case of nonpayment by the Company of any amount due to the Trustee, on behalf of the Holders of the Notes, under the Indenture any loss or damage incurred by any of them arising by reason of any variation between the rates of exchange used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Company; and

(ii) any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the local currency equivalent of the amounts due or contingently due under the Indenture or in respect of the Notes is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Company, and (ii) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any bankruptcy, insolvency or liquidation or any distribution of assets in connection therewith.

(b) The Company agrees that, if a judgment or order given or made by any court for the payment of any amount in respect of its obligations hereunder is expressed in a currency (the “Judgment Currency”) other than euros (the “Denomination Currency”), it will indemnify the relevant Holder and the Trustee against any deficiency arising or resulting from any variation in rates of exchange between the date at which the amount in the Denomination Currency is notionally converted into the amount in the Judgment Currency for the purposes of such judgment or order and the date of actual payment thereof.

(c) The above indemnities shall constitute separate and independent obligations of the Company from its obligations under the Indenture, will give rise to separate and independent causes of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or the filing of any proof or proofs in any bankruptcy, insolvency or liquidation of the Company for a liquidated sum or sums in respect of amounts due under the Indenture or the Notes.”

Section 2.04. Application of the Article of the Indenture Regarding Defeasance and Covenant Defeasance. The provisions of Sections 14.01, 14.02 and 14.03 of the Original Indenture shall apply to the Notes.

ARTICLE 3

GUARANTY

Section 3.01. Execution. The Trustee is hereby authorized and directed to acknowledge the Guaranty and to perform all of its duties and obligations thereunder.

Section 3.02. Enforcement. The Trustee shall enforce the provisions of the Guaranty against Petrobras in accordance with the terms thereof and the terms of the Indenture and Petrobras, by execution of this Eighth Supplemental Indenture, and by so agreeing to become a party to the Indenture, agrees that each Holder of the Notes shall have direct rights under the Guaranty as if it were a party thereto.

Section 3.03. Petrobras hereby (i) acknowledges and agrees to be bound by the provisions of Section 1.08 of the Original Indenture and (ii) confirms that (A) its obligations under the Guaranty shall be issued pursuant to the Indenture and (B) it intends for the Holders of the Notes, in addition to those rights under the Guaranty as provided therein, to be entitled to the benefits of the Indenture with respect to their rights against Petrobras under the Guaranty.

Section 3.04. Definition of the Term “Securities.” For all purposes relating to the Notes, the term “Securities” in Section 1.01 of the Original Indenture shall be amended by inserting the following at the end thereof: “All references herein to any Securities shall be deemed to include the rights of the Holder thereof under any guaranty arrangement entered into by Petrobras with the Trustee in connection with the issuance of such Securities pursuant to Section 3.14 hereof, which are an integral part of such Securities.”

Section 3.05. Taxes; Additional Amounts. For the avoidance of doubt, the Company’s obligations to pay any indemnity with respect to taxes, including the obligation to pay Additional Amounts pursuant to Section 10.10 of the Original Indenture, shall extend to any payments made by Petrobras pursuant to the Guaranty.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Effect of the Eighth Supplemental Indenture. This Eighth Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Original Indenture, as supplemented and amended by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Eighth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The provisions of this Eighth Supplemental Indenture are intended to apply solely to the Notes and the Holders thereof and shall not apply to any future issuance of securities by the Company (other than any Add On Notes as provided herein) and all references to provisions of the Original Indenture herein amended and restated or otherwise modified shall have effect solely with respect to the Notes contemplated in this Eighth Supplemental Indenture. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Eighth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Eighth Supplemental Indenture.

Section 4.02. Governing Law. This Eighth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.03. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and Petrobras.

Section 4.04. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Eighth Supplemental Indenture.

Section 4.05. Counterparts. The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 4.06. Additional Trustee Provisions.

(a) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(b) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) Notwithstanding anything herein to the contrary neither the Trustee nor any of its the agents shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or its respective agent, as applicable, (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, fire, riot, strikes or work stoppages for any reason, embargos, government action or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(d) The rights, privileges, immunities and benefits given to the Trustee, including without limitation, its right to be indemnified, are extended to and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other person employed by the Trustee to act hereunder.

Section 4.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE NOTES.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETROBRAS INTERNATIONAL FINANCE COMPANY

By:	/s/ Sérvio Túlio da R. Tinoco
	Name:	Sérvio Túlio da R. Tinoco
	Title:	Chief Financial Officer

PETRÓLEO BRASILEIRO S.A. – PETROBRAS

By:	/s/ Arthur Costa da Silva
	Name:	Arthur Costa da Silva
	Title:	International Capital Markets Coordinator

WITNESSES:

1.	/s/ Mauricio Piragibe C. Faria

	Name:	Mauricio Piragibe C. Faria

2.	/s/ Gustavo Luchese Unfer

	Name:	Gustavo Luchese Unfer

Eighth Supplemental Indenture

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr. Title: Vice President

WITNESSES:

1.	/s/ Teisha Wright
	Name:	Teisha Wright

2.	/s/ Erica Walker
	Name:	Erica Walker

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this 9th day of December 2011, before me, a notary public within and for said county, personally appeared John T. Needham, Jr., to me personally known, who being duly sworn, did say that he is a Vice President of The Bank of New York Mellon, one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said entity.

On this 9th day of December 2011, before me personally came Teisha Wright and Erica Walker to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

/s/ Emily Fayan
Notary Public COMMISSION EXPIRES

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Principal Paying Agent

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr. Title: Vice President

WITNESSES:

1.	/s/ Teisha Wright
	Name:	Teisha Wright

2.	/s/ Erica Walker
	Name:	Erica Walker

Eighth Supplemental Indenture

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this 9th day of December 2011, before me, a notary public within and for said county, personally appeared John T. Needham, Jr., to me personally known, who being duly sworn, did say that he is a Vice President of The Bank of New York Mellon, London Branch, one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said entity.

On this 9th day of December 2011, before me personally came Teisha Wright and Erica Walker to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

/s/ Emily Fayan
Notary Public COMMISSION EXPIRES

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as Luxembourg Paying Agent

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr. Title: Attorney-in-Fact

WITNESSES:

1.	/s/ Teisha Wright
	Name:	Teisha Wright

2.	/s/ Erica Walker
	Name:	Erica Walker

Eighth Supplemental Indenture

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this 9th day of December 2011, before me, a notary public within and for said county, personally appeared John T. Needham, Jr., to me personally known, who being duly sworn, did say that he is an Attorney-in-Fact of The Bank of New York Mellon (Luxembourg) S.A., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said entity.

On this 9th day of December 2011, before me personally came Teisha Wright and Erica Walker to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

/s/ Emily Fayan
Notary Public COMMISSION EXPIRES

Exhibit A

Form of 4.875% Global Note due 2018

GLOBAL NOTE

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS THE COMMON DEPOSITORY (THE “COMMON DEPOSITORY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK S.A./N.V.. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK AS COMMON DEPOSITARY, OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

PETROBRAS INTERNATIONAL FINANCE COMPANY

4.875% GLOBAL NOTES DUE 2018

No.

ISIN No.: XS0716979249

Common Code: 071697924

Principal Amount: €1,250,000,000

Initial Issuance Date: December 9, 2011

This Note is one of a duly authorized issue of notes of PETROBRAS INTERNATIONAL FINANCE COMPANY, an exempted company with limited liability organized under the laws of the Cayman Islands (the “Issuer”), designated as its 4.875% Global Notes Due 2018 (the “Notes”), issued in an initial aggregate principal amount of ONE BILLION TWO HUNDRED AND FIFTY MILLION EUROS (€1,250,000,000) under the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”), effective as of December 9, 2011, by and among the Issuer, Petróleo Brasileiro S.A. – Petrobras, a mixed capital company (sociedade de economia mista) organized under the laws of Brazil (“Petrobras”), The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”), The Bank of New York Mellon, London Branch, as principal paying agent and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent, to the Indenture, dated as of December 15, 2006 (the “Original Indenture”, and as supplemented by the Eighth Supplemental Indenture and any further supplements thereto with respect to the Notes, the “Indenture”), by and among the Issuer and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of interests, benefits, obligations and duties thereunder of the Issuer, the Trustee and the Holders, and of the terms upon which the Notes are, and are to be, authenticated and delivered. All capitalized terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

The Issuer, for value received, hereby promises to pay to The Bank of New York Depositary (Nominee) Limited, or its registered assigns, as common depositary for Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), and as the Holder of record of this Note, the principal amount specified above in euros on March 7, 2018 (or earlier as provided for in the Indenture) upon presentation and surrender hereof, at the office or agency of the Trustee referred to below.

As provided for in the Indenture, the Issuer promises to pay interest on the outstanding principal amount hereof, from the Closing Date, annually on March 7 of each year, (each such date, an “Interest Payment Date”), commencing March 7, 2012, at a rate equal to 4.875% per annum, and will initially accrue from the date of issuance and thereafter from the last Interest Payment Date to which interest has been paid. Interest payable, and punctually paid or duly provided for, on this Note on any Interest Payment Date will, as provided in the Indenture, be paid in euros to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Business Day preceding such interest payment.

Payment of the principal of and interest on this Note will be payable by wire transfer to a euros account maintained by the Holder of this Note as reflected in the Security Register of the Trustee. In the event the date for any payment of the principal of or interest on any Note is not a Business Day, then payment will be made on the next Business Day with the same force and effect as if made on the nominal date of any such date for such payment and no additional interest will accrue on such payment as a result of such payment being made on the next succeeding Business Day. Interest shall accrue on the Notes at the rate of 4.875% per annum until all required amounts due in respect of the Notes have been paid. Where interest is required to be calculated in respect of a period which is equal to or shorter than an Interest Period, it shall be calculated on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed in the relevant period, from and including the date from which interest begins to accrue to but excluding the date on which it falls due, divided by the actual number of calendar days in the Interest Period in which the relevant period falls (including the first such calendar day but excluding the last).

The Notes are subject to redemption by the Issuer on the terms and conditions specified in the Indenture.

This Note does not purport to summarize the Indenture, and reference is made to the Indenture for information with respect to the respective rights, limitations of interests, benefits, obligations and duties thereunder of the Issuer, the Trustee and the Holders.

If an Event of Default shall occur and be continuing, the outstanding principal amount of all the Notes may become or may be declared due and payable in the manner and with the effect provided in the Indenture.

Modifications of the Indenture may be made by the Issuer and the Trustee only to the extent and in the circumstances permitted by the Indenture.

The Notes shall be issued only in fully registered form, without coupons. Notes shall be issued in the form of beneficial interests in one or more global securities in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Prior to and at the time of due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Issuer, the Trustee nor any agent thereof shall be affected by notice to the contrary.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

PETROBRAS INTERNATIONAL FINANCE COMPANY

By
Name: Title:

WITNESSES:

1.
Name:

2.
Name:

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this              day of December 2011, before me, a notary public within and for said county, personally appeared                                                  , to me personally known, who being duly sworn, did say that                                                               is the Attorney-in-Fact of Petrobras International Finance Company, a corporation described in and which executed the foregoing instrument and acknowledges said instrument to be the free act and deed of said entity.

On this              day of December 2011, before me personally came                                               and                                                   to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

Notary Public COMMISSION EXPIRES

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

Dated: December        , 2011

The Bank of New York Mellon As Trustee

By:
Name:
	Title:	Authorized Officer

ASSIGNMENT FORM

For value received

hereby sells, assigns and transfers unto

(Please insert social security or other identifying number of assignee)

(Please print or type name and address, including zip code, of assignee:)

the within Note and does hereby irrevocably constitute and appoint Attorney to transfer the Note on the books of the Note Registrar with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Exhibit B

[Form of Guaranty]